    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 8, 2000


                                                      REGISTRATION NO. 333-48764

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         THE CHARLES SCHWAB CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           6211                          94-3025021
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NO.)          IDENTIFICATION NUMBER)

                         THE CHARLES SCHWAB CORPORATION
                               120 KEARNY STREET
                        SAN FRANCISCO, CALIFORNIA 94108
                                 (415) 627-7000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                              CHRISTOPHER V. DODDS
                          EXECUTIVE VICE PRESIDENT AND
                            CHIEF FINANCIAL OFFICER
                         THE CHARLES SCHWAB CORPORATION
                               120 KEARNY STREET
                        SAN FRANCISCO, CALIFORNIA 94108
                                 (415) 627-7000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:

                            LAWRENCE B. RABKIN, ESQ.
                HOWARD, RICE, NEMEROVSKI, CANADY, FALK & RABKIN
                           A PROFESSIONAL CORPORATION
                      THREE EMBARCADERO CENTER, 7TH FLOOR
                        SAN FRANCISCO, CALIFORNIA 94111
                           TELEPHONE: (415) 434-1600
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with general instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PROSPECTUS




                         THE CHARLES SCHWAB CORPORATION

                       15,000,000 SHARES OF COMMON STOCK
     This Prospectus relates to an aggregate of 15,000,000 shares of common stock, par value $0.01 per share, which we may offer and issue from time to time in connection with our future direct or indirect acquisitions of other businesses, properties or securities. Our offers and issuances will be in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act of 1933 or as otherwise permitted under the Securities Act.

     We expect that the terms upon which we may issue shares of our common stock in business combination transactions will be determined through negotiations with the security holders or principal owners of the businesses whose securities or assets are to be acquired. It is expected that the shares that are issued will be valued at prices reasonably related to market prices for our common stock prevailing either at the time an acquisition agreement is executed or at the time an acquisition is consummated.

     This prospectus also relates to the offer for sale or other distribution of shares of our common stock by persons who will acquire the shares in connection with our acquisitions of other businesses. The shares may be sold or distributed from time to time by or for the account of the selling stockholder through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, at market prices prevailing at the time of sale or at prices otherwise negotiated. This prospectus also may be used, with our prior consent, by persons who acquire shares of our common stock from the persons to whom we originally issue the shares pursuant to this prospectus. We will receive no portion of the proceeds from the sale of shares of common stock by any selling stockholders, but will bear all expenses related to the registration of the shares.

     We intend to concentrate our acquisitions in areas related to or that would complement or expand our current business. The consideration for any acquisition may consist of shares of our common stock, cash, notes or other evidences of debt, assumptions of liabilities or any combination of the preceding, as determined by negotiations between us and the owners or controlling persons of businesses, properties or securities to be acquired.

     This prospectus will only be used in transactions in which the issuance of our common stock would be exempt from registration with the SEC, other than for the possibility of integration with other transactions. We will furnish this prospectus to owners of the businesses, properties or securities to be acquired.

     If an acquisition has a material financial effect upon us, a current report on Form 8-K and/or a post-effective amendment to the registration statement of which this prospectus is a part will be filed subsequent to the acquisition. The current report and/or post-effective amendment will contain financial and other information about the acquisition which is material to subsequent acquirers of the common stock offered by this prospectus, including, if applicable, pro forma information for us and historical financial information about the entity being acquired.

     A current report on Form 8-K and/or a post-effective amendment to the registration statement of which this prospectus is a part will also be filed when an acquisition does not itself have a material effect upon us, but if aggregated with other acquisitions since the date of our most recent audited financial statements would have a material effect on us.


     Our common stock trades on the New York Stock Exchange under the symbol "SCH." On November 7, 2000, the closing price of our common stock was $35.375.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                November 8, 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Incorporation of Certain Documents by Reference.............    3
Note Regarding Forward-Looking Statements...................    4
Where You Can Find More Information.........................    4
The Charles Schwab Corporation..............................    5
Use of Proceeds.............................................    5
Selected Historical Consolidated Financial Data.............    6
Market Prices and Dividends.................................    7
Selling Stockholders........................................    8
Plan of Distribution........................................    8
Description of Capital Stock................................    9
Legal Matters...............................................   10
Experts.....................................................   10

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus:

     - Our Annual Report on Form 10-K for the year ended December 31, 1999 except for Item 6 "Selected Financial Data," Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations," Item 7A "Quantitative and Qualitative Disclosures About Market Risks," Item 8 "Financial Statements and Supplementary Data,"
       Exhibit 12.1, Exhibit 13.1, Exhibit 21.1 and Exhibit 27.1 which have been updated and incorporated by reference in this prospectus. Such items and exhibits were restated by our Current Report on Form 8-K, filed with the SEC on July 18, 2000, to give retroactive effect to the merger with U.S. Trust Corporation, which was accounted for as a pooling of interest.

     - Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

     - Our Current Report on Form 8-K, filed on January 14, 2000.

     - Our Current Report on Form 8-K, filed on February 22, 2000.

     - Our Current Report on Form 8-K, filed on May 23, 2000.

     - Our Current Report on Form 8-K, filed on July 18, 2000.

     - Our Current Report on Form 8-K, filed on July 18, 2000.

     Each future filing we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the time all of the securities offered by this prospectus are sold will be incorporated by reference into this prospectus on the date of filing.

     We will furnish without charge to each person to whom this prospectus is delivered, on the written or oral request of the person, a copy of any or all of the documents incorporated by reference into this prospectus, except for the exhibits to the documents. Requests should be made to:

                         The Charles Schwab Corporation
                         Investor Relations Department
                             101 Montgomery Street
                        San Francisco, California 94104
                                 (415) 636-2787

     Any statement contained in a document or information incorporated by reference in this prospectus will be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is incorporated by reference, modifies or supersedes the statement. Any modified or superseded statement shall not, except as so modified or superseded, constitute a part of this prospectus. The modification or superseding of a statement does not mean that the statement, when made, was untrue or misleading.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including the information incorporated by reference, contains "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements, which reflect management's beliefs, objectives and expectations as of the date hereof or, in the case of documents which are incorporated by reference, on the date of those documents, are necessarily estimates based on the best judgment of our senior management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, as of the date of those documents.

     Achievement of the expressed beliefs, objectives and expectations is subject to certain risks and uncertainties that could cause actual results to differ materially from those beliefs, objectives and expectations, including, but not limited to, those contained in our Annual Report on Form 10-K for the year ended December 31, 1999 (except for Item 6 "Selected Financial Data," Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations," Item 7A "Quantitative and Qualitative Disclosures About Market Risks," Item 8 "Financial Statements and Supplementary Data," Exhibit 12.1,
Exhibit 13.1, Exhibit 21.1 and Exhibit 27.1 which have been updated and incorporated by reference in this prospectus. Such items and exhibits were restated by our Current Report on Form 8-K, filed with the SEC on July 18, 2000, to give retroactive effect to the merger with U.S. Trust Corporation, which was accounted for as a pooling of interests), in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 and in our Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 14, 2000, February 22, 2000, May 23, 2000, July 18, 2000 and July 18, 2000 (which are incorporated into this document by reference).

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC file number is 1-9700. Our SEC filings are available to the public through commercial document retrieval services and over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC has public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     We encourage review of any documents and reports we will file after the date of this prospectus as required by Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

                         THE CHARLES SCHWAB CORPORATION

     The Charles Schwab Corporation is a financial holding company engaged, through its subsidiaries, in securities brokerage and related financial services. Our operating subsidiaries include:

     - Charles Schwab & Co., Inc., a securities broker-dealer with branch offices nationwide as well as in the Commonwealth of Puerto Rico and the U.S. Virgin Islands.

     - U.S. Trust Corporation, an investment management firm that through its subsidiaries also provides fiduciary services and private banking services.

     - Charles Schwab Europe, a retail securities brokerage firm located in the United Kingdom.

     - Charles Schwab Investment Management, Inc., the investment advisor for our proprietary mutual funds.

     - Schwab Capital Markets L.P., a market maker in Nasdaq and other securities and provider of trade execution services to broker-dealers and institutional clients.

     - CyBerCorp Holdings, Inc., an electronic trading technology and brokerage firm providing Internet-based services to highly active, online investors.

     We were incorporated in Delaware in November 1986. Charles Schwab & Co., Inc. was incorporated in California in 1971 and merged in 1983 with a subsidiary of BankAmerica Corporation (currently, Bank of America Corporation). We acquired Charles Schwab & Co., Inc. in a management-led leveraged buyout in March 1987 and became a publicly held company in September 1987. Our principal executive offices are located at 120 Kearny Street, San Francisco CA 94108 (telephone number (415) 627-7000). Our website is http://www.schwab.com. This reference to our website address does not constitute incorporation by reference of the information contained in the website.

     All references to "we," "us" or to "Schwab" in this prospectus are to The Charles Schwab Corporation.

                                USE OF PROCEEDS

     This prospectus relates to shares of common stock being offered for sale or exchange by us from time to time to acquire one or more businesses in negotiated transactions not involving any public offering. This prospectus also relates to the offer for sale or other distribution of shares of common stock by selling stockholders who will acquire shares of our common stock in the acquisitions. We will not receive any proceeds from the selling shareholders' sale of any shares of our common stock, but will pay all expenses related to the registration of the shares.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The selected annual historical consolidated financial data of Schwab presented below have been derived from Schwab's audited consolidated annual financial statements and related notes. The interim historical consolidated financial data have been derived from unaudited financial statements of Schwab. We believe that the interim financial data include all adjustments of a normal, recurring nature that are necessary for a fair presentation of the results for the unaudited interim periods. Results for the interim periods do not necessarily indicate results which may be expected for any other interim or annual period. Schwab's consolidated balance sheets as of December 31, 1999 and 1998 and Schwab's statements of income for each of the three years in the period ended December 31, 1999 are incorporated by reference in this prospectus. Schwab's consolidated balance sheets and statements of income for the other periods presented below are not incorporated by reference in this prospectus. All selected historical consolidated financial data of Schwab contained in this prospectus should be read in conjunction with Schwab's audited consolidated financial statements and related notes and Schwab's "Management's Discussion and Analysis of Results of Operations and Financial Condition" that are incorporated by reference in this prospectus.

                                                                                      SIX MONTHS
                                                                                         ENDED
                                             YEAR ENDED DECEMBER 31,                   JUNE 30,
                                 -----------------------------------------------   -----------------
                                  1999      1998     1997(1)    1996     1995(2)    2000      1999
                                 -------   -------   -------   -------   -------   -------   -------
                                                                                      (UNAUDITED)
                                      (IN MILLIONS, EXCEPT FOR PER SHARE AMOUNTS AND AS NOTED)
Revenues(3)....................  $ 4,486   $ 3,178   $ 2,672   $ 2,174   $ 1,805   $ 3,130   $ 2,197
Net income(4)..................  $   666   $   410   $   321   $   275   $   122   $   437   $   332
Basic earnings per share(4,
  5)...........................  $   .51   $   .32   $   .25   $   .22   $   .10   $   .33   $   .25
Diluted earnings per share(4,
  5)...........................  $   .49   $   .31   $   .24   $   .21   $   .09   $   .31   $   .24
Dividends declared per common
  share(5, 6)..................  $ .0373   $ .0360   $ .0311   $ .0267   $ .0207   $ .0187   $ .0186
Weighted-average common shares
  outstanding -- diluted(5)....    1,373     1,343     1,338     1,320     1,304     1,398     1,371
Pre-tax profit margin..........    24.5%     21.3%     19.9%     21.3%     10.2%     24.4%     25.0%
After-tax profit margin........    14.9%     12.9%     12.0%     12.6%      6.8%     14.0%     15.1%
Total assets (at period end)...  $34,322   $26,407   $20,297   $17,256   $13,125   $34,926   $27,801
Long-term debt (at period
  end).........................  $   518   $   419   $   433   $   310   $   275   $   829   $   474
Stockholders' equity (at period
  end).........................  $ 2,576   $ 1,673   $ 1,376   $ 1,069   $   815   $ 3,799   $ 2,171
Long-term debt to total
  financial capital (long-term
  debt plus stockholders'
  equity)......................      17%       20%       24%       22%       25%       18%       18%
Return on stockholders'
  equity.......................      31%       27%       26%       29%       16%       27%       35%

-------------------------
All periods have been restated to reflect our merger with U.S. Trust Corporation. Additionally, certain prior years' revenues and expenses have been reclassified to conform to the 1999 presentation.

(1) 1997 includes charges for a litigation settlement of $24 million after-tax ($.02 per share for both basic and diluted earnings per share).

(2) 1995 includes U.S. Trust Corporation's restructuring charges of $87 million after-tax ($.07 per share for both basic and diluted earnings per share).

(3) Revenues are presented net of interest expense.

(4) 1999 reflects an accounting change, which increased net income by $41 million ($.03 per share for both basic and diluted earnings per share), for certain internal-use software development costs to conform with Statement of Position 98-1 issued by the American Institute of Certified Public Accountants.

(5) All periods have been restated for the following common stock splits:

                   DATE SPLIT DISTRIBUTED                     SPLIT RATIO
                   ----------------------                     -----------
March 1, 1995...............................................    3 for 2
September 1, 1995...........................................    2 for 1
September 15, 1997..........................................    3 for 2
December 11, 1998...........................................    3 for 2
July 1, 1999................................................    2 for 1
May 30, 2000................................................    3 for 2

(6) Dividends declared per common share represent dividends declared prior to our merger with U.S. Trust Corporation.

                          MARKET PRICES AND DIVIDENDS

     Our common stock is traded on the New York Stock Exchange under the symbol "SCH" as well as on the Boston, Cincinnati, Chicago, Pacific and Philadelphia stock exchanges and a facility of the National Association of Securities Dealers, Inc. The following table lists, in per share amounts, for the calendar quarters indicated, the high and low sales prices and the cash dividends declared during each quarterly period for our common stock:


                                                                     DIVIDENDS
                                                  HIGH      LOW      DECLARED
                                                 ------    ------    ---------
1998:
First Quarter..................................  $ 9.32    $ 7.58     $.0089
Second Quarter.................................    8.89      6.58      .0089
Third Quarter..................................   10.22      6.17      .0089
Fourth Quarter.................................   22.83      7.03      .0093
1999:
First Quarter..................................   32.67     16.96      .0093
Second Quarter.................................   51.67     26.67      .0093
Third Quarter..................................   37.67     21.33      .0093
Fourth Quarter.................................   31.17     17.96      .0094
2000:
First Quarter..................................   44.75     22.46      .0093
Second Quarter.................................   40.58     24.00      .0094
Third Quarter..................................   40.50     30.00      .0110
Fourth Quarter (through November 7, 2000)......  $35.88     27.00      .0110


-------------------------
Our price and dividend data reflect the following common stock splits:

                   DATE SPLIT DISTRIBUTED                     SPLIT RATIO
                   ----------------------                     -----------
December 11, 1998...........................................    3 for 2
July 1, 1999................................................    2 for 1
May 30, 2000................................................    3 for 2

                              SELLING STOCKHOLDERS

     This prospectus relates to an aggregate of 15,000,000 shares of our common stock which may be offered for sale by us from time to time to acquire one or more businesses in negotiated transactions not involving any public offering. This prospectus may be supplemented to furnish the information necessary for a particular negotiated transaction and the registration statement of which this prospectus is a part will be amended or supplemented, where appropriate, to supply information concerning an acquisition. This prospectus also relates to the offer for sale or other distribution of shares of our common stock by persons who will acquire the shares in connection with the acquisitions of businesses. The selling stockholders will be identified from time to time by filing supplements to this prospectus.

                              PLAN OF DISTRIBUTION

     This prospectus relates to 15,000,000 shares of our common stock that may be offered and issued by us from time to time for acquisitions of other businesses. The shares covered by this prospectus may be issued in exchange for shares of capital stock or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such entities or otherwise pursuant to the agreements providing for the acquisitions.

     The terms of the acquisitions and of the issuance of shares of our common stock under acquisition agreements will generally be determined by direct negotiations with the owners or controlling persons of the businesses, properties or securities to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. It is anticipated that the shares of our common stock issued in any acquisition will be valued at a price reasonably related to the market value of our common stock either at the time an acquisition agreement is executed or at the time an acquisition is consummated.

     All expenses of this registration will be paid by us. It is not expected that underwriting discounts or commissions will be paid by us in connection with issuances of shares of common stock under this prospectus. However, finders' fees or brokers' commissions may be paid from time to time in connection with specific acquisitions, and the fees may be paid through the issuance of shares of common stock covered by this prospectus. Any person receiving a fee may be deemed to be an underwriter within the meaning of the Securities Act.

     Some stockholders may use this prospectus to sell or distribute some or all of the shares of our common stock, which they acquired in our acquisitions of businesses. These sales or distributions may be through underwriters, dealers or brokers or other agents or directly to one or more purchasers in transactions on the New York Stock Exchange, in privately negotiated transactions, in the over-the-counter market, in brokerage transactions or in a combination of the preceding. These transactions may be effected by the selling stockholders at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in the transactions as agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders (and, if they act as agent for the purchaser of the shares, from the purchaser). Discounts, concessions or commissions for a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved.

     This prospectus also may be used, with our consent, by persons acquiring shares from the parties to whom we originally issued the shares pursuant to this prospectus, and who wish to offer and sell the shares under circumstances requiring or making desirable the use of this prospectus.

     If required, we will file, during any period in which offers or sales are being made, one or more supplements to this prospectus to list the names of selling stockholders and any other material information with respect to the plan of distribution not previously disclosed.

     The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act. Any discounts, commissions or concessions received by any underwriters, brokers, dealers or agents might be considered underwriting discounts and commissions under the Securities Act. We cannot presently estimate the amount of any compensation.

     We will pay all of the expenses related to this registration of our shares of common stock. Each selling stockholder may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act.

     If shares of our common stock are sold in an underwritten offering, the shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The names of the underwriters for any offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters, brokers and dealers, if any, will be listed, if appropriate, in a supplement to this prospectus relating to the offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to brokers and/or dealers may be changed from time to time. Unless included in a supplement to this prospectus, the obligations of the underwriters to purchase the shares of common stock will be subject to conditions precedent and the underwriters will be obligated to purchase all of the shares specified in the supplement if any such shares are purchased.

     Selling stockholders also may resell all or a portion of the shares they receive in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet its criteria and conform to its requirements.

                          DESCRIPTION OF CAPITAL STOCK


     Our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.01 per share, of which, as of November 6, 2000, 1,383,809,464 shares were issued and outstanding, and 9,940,000 shares of preferred stock, par value $0.01 per share, of which, as of November 6, 2000, no shares were issued and outstanding.


     COMMON STOCK. Each holder of our common stock is entitled to one vote per share for the election of directors and for all other matters to be voted upon by our shareholders. Our certificate of incorporation does not provide for cumulative voting. Our board of directors is divided into three classes.

     Holders of shares of our common stock are entitled to receive dividends out of funds legally available for distribution if and when declared by the board of directors, and, subject to the rights of any preferred stock that may be outstanding in the future, to share ratably in the assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding-up. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The shares being sold pursuant to this prospectus are fully paid and nonassessable.

     PREFERRED STOCK. Our board of directors has the power, without further action by the shareholders, to issue preferred stock as a class without series, or in one or more series, and to fix the voting rights, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions applicable to the preferred stock.

     The rights of holders of our common stock as described above will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. The board of directors may cause shares of preferred stock to be issued to obtain additional financing; in connection with acquisitions; to our and our subsidiaries' officers, directors and employees pursuant to benefit plans or otherwise; and for other proper corporate purposes. Shares of preferred stock issued by us could, under certain circumstances, make it more difficult for a third party to gain control of us. We have no current plans or agreements to issue any series of preferred stock in the future.

                                 LEGAL MATTERS

     Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation, will pass on the legality of our common stock offered in this document. Directors of that firm beneficially own an aggregate of less than 1% of our common stock.

                                    EXPERTS

     The audited consolidated financial statements and the related consolidated financial statement schedules of The Charles Schwab Corporation and subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated in this prospectus by reference from The Charles Schwab Corporation's Current Report on Form 8-K filed on July 18, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, dated February 16, 2000 (July 17, 2000 as to Notes 1, 17 and 21), which is incorporated by reference in this prospectus, and have been so incorporated in reliance upon the report of Deloitte & Touche LLP given upon their authority as experts in accounting and auditing. Their report on the consolidated financial statements expresses an unqualified opinion, references the report of other auditors and includes an explanatory paragraph related to an accounting change to conform with Statement of Position 98-1.

     The audited consolidated financial statements and the related consolidated financial statement schedules of U.S. Trust Corporation and its subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated in this prospectus by reference from The Charles Schwab Corporation's Current Report on Form 8-K filed on July 18, 2000 have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report, which are incorporated by reference in this prospectus, and have been so incorporated in reliance upon the reports of PricewaterhouseCoopers LLP given upon their authority as experts in accounting and auditing.
                           -------------------------

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the selling stockholders, if any. Neither the delivery of this prospectus nor any sale made using this prospectus shall, under any circumstances, create any implication that there has not been any change in the facts included in this prospectus or in our affairs since the date of this prospectus. This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Fourth Restated Certificate of Incorporation provides that, pursuant to Delaware law, our directors will not be personally liable to us or our stockholders for monetary damages arising from a breach or alleged breach of a director's fiduciary duty, with specific exceptions. The exceptions relate to
(i) any breach of the director's duty of loyalty to us or our stockholders, (ii) acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) approval by a director of certain unlawful dividend payments, distributions or stock redemptions or repurchases or (iv) engaging in a transaction from which a director derives an improper personal benefit. Among the types of breaches for which directors will not be liable are those resulting from negligent or grossly negligent behavior.

     Our Second Restated Bylaws also provide for the indemnification of both our directors and officers within the limitations provided by Delaware law. Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers for actions taken in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. This provision is sufficiently broad to permit indemnification under certain circumstances for liabilities (and for reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended. We have entered into indemnity agreements with our directors that contain provisions that are in some respects broader than the specified indemnification provisions contained in Delaware law.

     We have obtained directors' and officers' liability and corporate reimbursement insurance covering all of our officers and directors and the officers and directors of our subsidiaries and providing for the reimbursement of amounts paid by us or our subsidiaries to directors and officers pursuant to indemnification arrangements, subject to certain deductibles and coinsurance provisions.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     a. Exhibits.


    EXHIBIT NO.                           EXHIBIT TITLE
    -----------                           -------------
       3.1         Fourth Restated Certificate of Incorporation, effective July
                   30, 1999, of the Registrant, which includes amendments
                   through May 20, 1999, filed as Exhibit 3.10 to the
                   Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 and incorporated herein by
                   reference.
       3.2         Second Restated Bylaws, as amended on September 22, 1998, of the Registrant filed as Exhibit 3.9 to the Registrant's Form
                   10-Q for the quarter ended September 30, 1998 and
                   incorporated herein by reference.
       5.1         Opinion of Howard, Rice, Nemerovski, Canady, Falk & Rabkin,
                   A Professional Corporation.
      23.1         Consent of Deloitte & Touche LLP, independent auditors.
      23.2         Consent of PricewaterhouseCoopers LLP, independent
                   accountants.

    EXHIBIT NO.                           EXHIBIT TITLE
    -----------                           -------------
      23.3         Consent of Howard, Rice, Nemerovski, Canady, Falk & Rabkin,
                   A Professional Corporation (contained in its opinion filed as Exhibit 5.1 to this Registration Statement).



     b. Financial Statement Schedules.


     None.

ITEM 22. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (f) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (g) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (f) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California on this 8th day of November, 2000.


                                          THE CHARLES SCHWAB CORPORATION

                                          By:     /s/ CHRISTOPHER V. DODDS
                                             -----------------------------------
                                                    Christopher V. Dodds
                                                Executive Vice President and
                                                   Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated on November 8, 2000.


             NAME AND SIGNATURE                          TITLE
             ------------------                          -----
                      *                            Chairman, Co-Chief
---------------------------------------------    Executive Officer and
              Charles R. Schwab                   Director (principal
                                                   executive officer)

                      *                            Co-Chief Executive
---------------------------------------------    Officer, President and
              David S. Pottruck                   Director (principal
                                                   executive officer)

          /s/ CHRISTOPHER V. DODDS              Executive Vice President
---------------------------------------------     and Chief Financial
            Christopher V. Dodds                   Officer (principal
                                                financial and accounting
                                                        officer)

                      *                                 Director
---------------------------------------------
              Nancy H. Bechtle

                      *                                 Director
---------------------------------------------
             C. Preston Butcher

                      *                                 Director
---------------------------------------------
              Donald G. Fisher

                      *                                 Director
---------------------------------------------
              Anthony M. Frank

                      *                                 Director
---------------------------------------------
             Frank C. Herringer

                      *                                 Director
---------------------------------------------
              Jeffrey S. Maurer

             NAME AND SIGNATURE                          TITLE
             ------------------                          -----
                      *                                 Director
---------------------------------------------
              Stephen T. McLin

                      *                                 Director
---------------------------------------------
              Condoleezza Rice

                      *                                 Director
---------------------------------------------
                 Arun Sarin

                      *                                 Director
---------------------------------------------
             H. Marshall Schwarz

                      *                                 Director
---------------------------------------------
              George P. Shultz

                      *                                 Director
---------------------------------------------
              Roger O. Walther

        *By: /s/ CHRISTOPHER V. DODDS
   ---------------------------------------
            Christopher V. Dodds
              Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    3.1       Fourth Restated Certificate of Incorporation, effective July
              30, 1999, of the Registrant, which includes amendments
              through May 20, 1999, filed as Exhibit 3.10 to the
              Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 and incorporated herein by
              reference.
    3.2       Second Restated Bylaws, as amended on September 22, 1998, of the Registrant filed as Exhibit 3.9 to the Registrant's Form
              10-Q for the quarter ended September 30, 1998 and
              incorporated herein by reference.
    5.1       Opinion of Howard, Rice, Nemerovski, Canady, Falk & Rabkin,
              A Professional Corporation.
   23.1       Consent of Deloitte & Touche LLP, independent auditors.
   23.2       Consent of PricewaterhouseCoopers LLP, independent
              accountants.
   23.3       Consent of Howard, Rice, Nemerovski, Canady, Falk & Rabkin,
              A Professional Corporation (contained in its opinion filed as Exhibit 5.1 to this Registration Statement).